Exhibit 99.1

FOR IMMEDIATE RELEASE

Bank of Internet Achieves Major Milestone In Asset Growth Reaching $2 Billion in Assets

SAN DIEGO, CA – (Marketwire – July 29, 2011) (NASDAQ: BOFI), BofI Holding, Inc., parent of Bank of Internet USA, today announced that the Bank’s total assets crossed the $2 billion mark for the first time. Assets increased by approximately 15% from $1.7 billion at the quarter ended March 31, 2011 to $2.0 billion on July 28, 2011.

“Crossing the $2 billion asset threshold represents a significant achievement for our Board of Directors and our employees,” said Greg Garrabrants, President and Chief Executive Officer of BofI Holding, Inc. “Our organic growth has been driven by prudent and sustainable loan originations of low risk single and multifamily mortgage loans. We have been able to achieve our growth without sacrificing profitability or our credit standards. I would like to thank both our customers and employees for allowing us to achieve this important milestone.”

BofI Holding, Inc. (“BofI”) is the holding company for Bank of Internet USA (the “Bank”), a nationwide savings bank that operates primarily through the Internet. With $2.0 billion in assets, the Bank provides a variety of consumer and wholesale banking services, focusing on gathering retail deposits over the Internet, and originating and purchasing single and multifamily mortgage loans, and purchasing mortgage-backed securities. BofI operates its Internet-based bank from a single location in San Diego, California. BofI Holding Inc.’s shares are listed on the Nasdaq Global Select Market under the symbol “BOFI” and are a component of the Russell 3000 Index.

For up-to-date company information and facts and figures about BofI Holding, Inc. visit www.bofiholding.com or contact Kristi Procopio at (858) 704-6239.

Statement under the Private Securities Litigation Reform Act of 1995

This press release may include “forward-looking statements” that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of BofI and its future plans and objectives. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. For a discussion of these factors and risks, see BofI’s annual report on Form 10-K for the most recently ended fiscal year.